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                                                                       EX-10.(p)

June 28, 1996

Tom Kobayashi, Chairman
EDnet, Inc.
One Union Street
San Francisco, CA  94111

Dear Tom:                       RE:      SECURED NOTES/REG-S OFFERING ENGAGEMENT

The purpose of this letter is to expand upon and clarify certain matters set forth in the engagement letter of June 25, 1996 between EDnet, Inc. ("EDnet" or the "Company") and Morgan Fuller Capital Group, L.L.C. ("Morgan Fuller" or the "Firm") which provides for a debt financing of $1,250,000 and a Regulation-S equity financing of approximately $3,000,000.

PLACEMENT AGENT PROVISIONS

1. SENIOR SECURED NOTES: Rather than sell individual Senior Secured Notes ("Notes") to investors, Morgan Fuller will use its best efforts to place up to $1,250,000 of Participating Interests ("Participations") in the Notes with accredited investors. The Notes will be funded according to the following schedule: July 2, 1996 - $500,000; July 22, 1996 - $500,000; August 15, 1996 - $250,000. The Company reserves the right to "take down" less than the total $1,250,000 financing; in such an instance, EDnet will provide Morgan Fuller with a written notice as to its intentions five (5) business days before the scheduled funding date. Morgan Fuller will receive warrants only on the amount of notes actually funded.

         o Loan Covenants, Security and Repayment Provisions - With your consent, we will need the assistance of Cooley Godward LLP in making arrangements for the drafting of the Note form and the filing of the blanket lien on the Company's personal assets. Also as was noted in the June 25, 1996 engagement letter, the proceeds of the current $3 million Regulation-D will be exempt from the repayment of the Note provisions.

2. REGULATION-S FINANCING - TIMING CONSIDERATIONS: As we have discussed, the timing of the Reg-S financing is directly related to the Company's becoming a "Reporting Company" subsequent to its filing of a SEC Form 10-SB. In the event that the achievement of a "reporting company" status is achieved at an earlier date than is


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Tom Kobayashi, Chairman
June 28, 1996
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         presently expected (about October 1, 1996), Morgan Fuller and the
         Company will proceed on an accelerated time schedule basis with the closing of the Reg-S financing and the related payoff of the Notes.

3. REGULATION-S FINANCING - TERMINATION FEES: The engagement of Morgan Fuller as the Placement Agent for the funding of the Notes is by necessity and as a practical matter tied directly to the Firm's Reg-S financing engagement. Although the "Termination Of Engagement" paragraph in the June 25, 1996 engagement letter addresses the payment of fees in the event of termination in broad terms, it is mutually understood that in the event that the Comply decides to not proceed with the Reg-S financing according to the terms set forth in the June 25, 1996 engagement letter, then Morgan Fuller will receive the Placement Agent Cash Fee of $140,000 (7% Cash Fee times the discussed minimum of $2 million), and $200,000 of Warrants (10% of $2 million) with the warrant exercise price set at the issuance price set forth in the "Optional Conversion Period" paragraph provisions.

Please confirm that the foregoing is in accordance with your understandings and agreements with Morgan Fuller by signing and returning to Morgan Fuller the duplicate of this letter enclosed herewith.

Very truly yours,                                     ACCEPTED AND AGREED

MORGAN FULLER CAPITAL GROUP, L.L.C.                   EDNET, INC.

By: /s/Gordon R. Taubenheim                           By: /s/Tom Kobayashi
    ------------------------------                        ----------------------
       Gordon R. Taubenheim                                  Tom Kobayashi
       Managing Director                                     Chairman & Chief
                                                             Executive Officer